Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Second Quarter and

Six Months 2014 Financial Results

ELKHART, IN – July 29, 2014 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the second quarter and six months ended June 29, 2014.

Second Quarter 2014 Financial Results

Net sales for the second quarter of 2014 increased $28.3 million or 17.7%, to $187.9 million from $159.6 million in the same quarter of 2013. The increase was primarily attributable to a 19% increase in the Company’s revenue from the RV industry, which represented 75% of the Company’s second quarter 2014 sales. Sales to the MH industry increased 5%, while sales to the industrial markets increased 23%. According to industry sources, wholesale unit shipments to the RV industry increased approximately 7% in the second quarter of 2014 compared to the second quarter of 2013. Additionally, the Company estimates that wholesale unit shipments to the MH industry, which represented 14% of second quarter 2014 sales, rose approximately 3% from the second quarter of 2013. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 11% of the Company’s second quarter 2014 sales, and reflected an approximate 12% increase in new housing starts in the second quarter of 2014 compared to the prior year.

Excluding the revenue contributions of acquisitions completed in 2013 and 2014, the Company estimates its organic growth in the second quarter of 2014 at approximately 10%, or $14.9 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 3% and growth tied to overall industry improvement of approximately 7%. The remaining $13.4 million of the revenue increase in the second quarter of 2014 reflects the incremental contribution of the 2013 and 2014 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 8%. As previously announced, in June 2014, the Company acquired the business and certain assets of Precision Painting, Inc., Carrera Custom Painting, Inc., Millennium Paint, Inc., and TDM Transport, Inc. (collectively, “Precision”), and Foremost Fabricators, LLC (“Foremost”).

The Company’s RV content per unit (on a trailing twelve-month basis) for the second quarter of 2014 increased approximately 16% to $1,410 from $1,217 for the second quarter of 2013. The estimated MH content per unit (on a trailing twelve-month basis) for the second quarter of 2014 increased to $1,598 from $1,585 for the second quarter of 2013.

Patrick reported operating income of $15.5 million in the second quarter of 2014, an increase of $2.6 million or 20.2% from the $12.9 million reported in the second quarter of 2013. Second quarter 2014 net income was $9.2 million or $0.86 per diluted share compared to net income of $7.6 million or $0.70 per diluted share in the second quarter of 2013. Second quarter 2013 net income included an after-tax gain on sale of fixed assets of $0.3 million or $0.02 per diluted share, related to the sale of an operating facility.

Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our continued RV content growth, and excited about the organic and strategic opportunities that currently exist to grow our revenue base and increase our market share, all of which we believe will provide us with the opportunity to bring additional value to our customer base and drive shareholder value. The revenue growth and strong operating income performance we experienced in the second quarter of 2014 is consistent with our expectations and is reflective of the general positive industry sentiment across all three of the primary markets that we serve. In addition, the newest members of the Patrick family, Precision and Foremost, are an excellent fit with our existing RV businesses, and we continue to focus on our goal of bringing the highest quality product offerings and service to our customers.”

Six Months 2014 Financial Results

Net sales for the first six months of 2014 increased $56.3 million or 18.7%, to $358.0 million from $301.7 million in the same period in 2013. For the first six months of 2014, the Company’s revenue from the RV industry, which represented 75% of its six months 2014 sales, increased by 20%. According to industry sources, RV industry wholesale unit shipments increased approximately 10% in the first six months of 2014 compared to the prior year. Additionally, revenues from the MH industry, which represented 14% of the Company’s six months 2014 sales, rose 8% compared to the prior year as wholesale unit shipments, as estimated by the Company, increased by approximately 4%. Revenues from the industrial market increased 23% and benefited primarily from improved residential cabinet, and office and institutional furniture sales. The industrial market, which accounted for 11% of the Company’s six months 2014 sales, saw new housing starts increase by approximately 6% for the first six months of 2014 compared to the prior year. The Company estimates that approximately 56% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

Excluding the revenue contributions of the 2013 and 2014 acquisitions, the Company estimates its organic growth in the first six months of 2014 at approximately 11%, or $32.4 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 2% and growth tied to overall industry improvement of approximately 9%. The remaining $23.9 million of the revenue increase in the first six months of 2014 reflects the incremental contribution of the 2013 and 2014 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 8%.

For the first six months of 2014, Patrick reported operating income of $27.3 million, an increase of $4.0 million or 16.9%, from the $23.3 million reported in the first six months of 2013. Six months 2014 net income was $16.1 million or $1.50 per diluted share compared to net income of $13.6 million or $1.25 per diluted share in the first six months of 2013. Six months 2013 net income included the after-tax gain on sale of fixed assets of $0.3 million or $0.02 per diluted share discussed above.

In February 2014, the Company’s Board of Directors authorized an increase in the amount of the Company’s stock that may be acquired through the existing stock repurchase program over the next 12 months to $20.0 million, including approximately $3.9 million available under the previous authorization. In the second quarter and first six months of 2014, the Company repurchased 94,546 shares at an average price of $38.96 per share for a total cost of approximately $3.7 million. Since the inception of the stock repurchase program in February 2013, the Company has repurchased in the aggregate 501,876 shares at an average price of $19.45 per share for a total cost of approximately $9.8 million.

Patrick’s total assets increased $80.7 million to $254.9 million at June 29, 2014 from $174.2 million at December 31, 2013, primarily reflecting overall growth and the impact of acquisitions. Cash on hand was $3.3 million at June 29, 2014, and total debt outstanding at June 29, 2014 increased to $101.7 million compared to $55.0 million at December 31, 2013 reflecting the funding of acquisitions, stock repurchases, and capital expenditures net of debt reduction. As previously announced, in June 2014, the Company’s existing $80.0 million revolving secured senior credit facility, which was established in October 2012, was expanded to $125.0 million to accommodate additional capacity required to fund acquisitions and working capital needs.

“Our first half revenue, operating income and net income performance in addition to our strong cash flows, have allowed us to continue to strengthen our balance sheet and utilize our leverage position in accordance with our capital allocation strategy to reinvest in our business through both acquisitions and capital expenditures,” stated Mr. Cleveland. “The recent expansion of our credit facility has provided increased capacity, as well as a strong financing platform to support the Company’s strategic initiatives, our organic and short-term acquisition-related growth needs, and our ongoing working capital requirements. We intend to continue to pursue acquisitions and other avenues to increase our revenues and grow our operating income, net income, cash flows, and earnings per share through the remainder of 2014 and into 2015.”

Mr. Cleveland further noted, “We look forward to the remainder of 2014 in anticipation of steadily improving market conditions in all three of the primary markets that we serve. Our success as an organization is dependent on our ability to take care of our customers, which drives our team’s continued pursuit of the highest standards and performance levels and exceptional customer service in every aspect of our business.”

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its second quarter 2014 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Tuesday, July 29, 2014 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, interior passage doors, exterior graphics and RV painting, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	SECOND QUARTER ENDED		SIX MONTHS ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
NET SALES	$187,855	$159,576	$358,005	$301,696
Cost of goods sold	156,036	134,416	299,039	254,100
Gross profit	31,819	25,160	58,966	47,596

Operating expenses:
Warehouse and delivery	6,659	4,710	12,771	9,246
Selling, general and administrative	8,765	7,441	17,265	14,410
Amortization of intangible assets	841	521	1,628	1,040
(Gain) loss on sale of fixed assets	37	(426)	24	(430)
Total operating expenses	16,302	12,246	31,688	24,266
OPERATING INCOME	15,517	12,914	27,278	23,330
Interest expense, net	507	522	1,056	1,074
Income before income taxes	15,010	12,392	26,222	22,256
Income taxes	5,779	4,835	10,095	8,680
NET INCOME	$9,231	$7,557	$16,127	$13,576

BASIC NET INCOME PER COMMON SHARE	$0.86	$0.70	$1.51	$1.26

DILUTED NET INCOME PER COMMON SHARE	$0.86	$0.70	$1.50	$1.25

Weighted average shares outstanding – Basic	10,707	10,720	10,705	10,814
– Diluted	10,761	10,762	10,754	10,856

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	June 29, 2014	Dec. 31, 2013
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,323	$34
Trade receivables, net	45,475	22,644
Inventories	73,334	56,510
Deferred tax assets	3,460	3,762
Prepaid expenses and other	2,997	4,749
Total current assets	128,589	87,699

Property, plant and equipment, net	46,763	42,117
Goodwill and other intangible assets, net	77,460	42,106
Deferred financing costs, net	1,113	1,283
Other non-current assets	998	982
TOTAL ASSETS	$254,923	$174,187

CURRENT LIABILITIES
Accounts payable	$38,805	$18,826
Accrued liabilities	13,824	13,585
Total current liabilities	52,629	32,411

Long-term debt	101,685	55,000
Deferred compensation and other	2,174	2,546
Deferred tax liabilities	1,602	1,920
TOTAL LIABILITIES	158,090	91,877

SHAREHOLDERS’ EQUITY	96,833	82,310
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$254,923	$174,187